SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

CHOICE HOTELS INTERNATIONAL, INC.

(Exact name of issuer as specified in its charter)

Delaware	52-1209792
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10750 Columbia Pike Silver Spring, Maryland	20901
(Address of Principal Executive Offices)	(Zip Code)

CHOICE HOTELS INTERNATIONAL, INC.

Choice Hotels International, Inc. 2006 Long-Term Incentive Plan

(Full title of the plans)

Paul Mamalian, Esq.

General Counsel and Secretary

10750 Columbia Pike

Silver Spring, MD 20901

(Name and address of agent for service)

(301) 592-5000

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share		Amount Of Offering Price	Registration Fee
Common Stock, par value $.01 per share	96,187	$41.03	(1)	$3,946,553	$121
Common Stock, par value $.01 per share	69,770	$40.35	(1)	$2,815,220	$86
Common Stock, par value $.01 per share	3,034,043	$38.05	(2)	$115,445,336	$3,544

(1)	Represents the grant price of options granted pursuant to the Choice Hotels International, Inc.’s 2006 Long-Term Incentive Plan, on February 11 and 12, 2007, respectively, which are outstanding and unexercised as of the date of this registration statement.
(2)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457 (h) under the Securities Act of 1933, as amended, for shares not yet granted, and based upon the average of the high and low trading prices for the common shares of Choice Hotels International, Inc. as reported on the New York Stock Exchange on April 30, 2007.

INTRODUCTION

This Registration Statement on Form S-8 is filed by Choice Hotels International, Inc., a Delaware corporation (the “Company” or “Registrant”), relating to 3,200,000 shares of the Company’s common stock, par value $.01 per share (“Common Stock”), to be issued under the Choice Hotels International, Inc. 2006 Long-Term Incentive Plan (the “Plan”). The Company’s shareholders approved said Plan at the Company’s Annual Meeting of Shareholders on May 1, 2006.

PART I

INFORMATION REQUIRED UNDER THE SECTION 10(a) PROSPECTUS

The information required in Part I of this Registration Statement will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (“Securities Act”). These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated as of their respective dates in this Registration Statement on Form S-8 (the “Registration Statement”) by reference:

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2006;

2.	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2006; and

3.	Description of the Company’s Common Stock included in a Registration Statement on Form 10-12B filed September 19, 1997.

All documents subsequently filed by the Company, or the Choice Hotels International, Inc. 2006 Long-Term Incentive Plan (“Plan”), with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Certain legal matters regarding the shares of Common Stock being registered pursuant to this Registration Statement have been passed upon by Paul Mamalian, General Counsel and Secretary of the Company. Mr. Mamalian owns, or has options to purchase, equity securities of the Company, which represent less than 1% of the total shares of outstanding common stock.

Item 6.	Indemnification of Officers and Directors.

Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 102(b)(7) or the Delaware General Corporation Law, as amended, permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Set forth below is a description of the Company’s Indemnification of Officers, Directors, Employees and Agents provisions. Such description is intended as a summary only and is qualified in its entirety by reference to the Company Bylaws.

Article 10 of the Registrant’s Restated Certificate of Incorporation provides for the elimination of personal liability of a director for breach of fiduciary duty as permitted by Section 102(b)(7) of the Delaware General Corporation Law and provides that the Registrant shall indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

Article VII of the Registrant’s By-Laws entitles officers, directors and controlling persons of the Registrant to indemnification to the full extent permitted by Section 145 of DGCL, as the same may be supplemented or amended from time to time.

The Registrant has purchased and maintains insurance under which the directors, officers, employees and agents of the Registrant are insured against loss arising from claims made against them due to wrongful acts while acting in their individual and collective capacities as such, subject to certain exclusions.

Item 7.	Exemptions from Registration Claimed.

None.

Item 8.	Exhibits.

Reference is made to the Index of Exhibits immediately preceding the exhibits to this Registration Statement.

Item 9.	Undertaking.

(a)	Rule 415 Offering.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10 (a) (3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)	Filings incorporating subsequent Exchange Act documents by reference.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities

Act, each filing of the registrant’s annual report pursuant to section 13 (a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Request for acceleration of effectiveness or filing of registration statement on Form S-8.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Silver Spring, State of Maryland, on this 7th day of May 2007.

CHOICE HOTELS INTERNATIONAL, INC.

By:	/s/Charles A. Ledsinger, Jr.
Charles A. Ledsinger, Jr.
Vice Chairman, Chief Executive Officer

Power of Attorney

Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Each such person, in so signing, also makes, constitutes and appoints Charles A. Ledsinger, Jr., Paul Mamalian and David L. White with full power of substitution and resubstitution, such person’s true and lawful attorney-in-fact, in his or her name, place and stead to execute and cause to be filed with the Securities and Exchange Commission any or all amendments to this Registration Statement, with all exhibits and any and all documents required to be filed with respect thereto, and to do and perform each and every act and thing necessary to effectuate the same.

Signature	Title	Date
/s/ Stewart Bainum, Jr.	Chairman and Director	May 4, 2007
Stewart Bainum, Jr.

/s/ Fiona Dias	Director	May 7, 2007
Fiona Dias

/s/ Charles A. Ledsinger, Jr.	Director,	May 7, 2007
Charles A. Ledsinger, Jr.	Vice Chairman, Chief Executive Officer

/s/ John T. Schwieters	Director	May 7, 2007
John T. Schwieters

/s/ Ervin R. Shames	Director	May 3, 2007
Ervin R. Shames

/s/ Gordon A. Smith	Director	May 4, 2007
Gordon A. Smith

/s/ David C. Sullivan	Director	May 3, 2007
David C. Sullivan

/s/ David L. White	Chief Financial Officer	May 4, 2007
David L. White

/s/ Scott Oaksmith	Controller	May 3, 2007
Scott Oaksmith

INDEX OF EXHIBITS

Exhibit Number	Description
4.1	Choice Hotels International, Inc.’s Long-Term Incentive Plan.[1]

5.1	Opinion of Paul Mamalian, General Counsel & Secretary.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2	Consent of Paul Mamalian, General Counsel & Secretary (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature pages hereof).

[1]

Incorporated by reference to identical document filed as an exhibit to Choice Hotels International, Inc.’s Quarterly Report on Form 10-Q for quarter ended June 30, 2006, filed with the Commission on August 9, 2006.